EXECUTION COPY

VOLUNTARY POOLING AGREEMENT

THIS AGREEMENT dated for reference May 18, 2006, is made:

AMONG:

WILDCAT SILVER CORPORATION, a company existing
under the laws of British Columbia and having its head office at
Suite 400, 837 West Hastings Street, Vancouver, British Columbia,
V6C 3N6

(“Wildcat”);

AND:

VENTANA GOLD CORP., a company existing under the laws of
British Columbia and having its head office at Suite 400, 837 West
Hastings Street, Vancouver, British Columbia, V6C 3N6

(“Ventana”)

AND:

JON LEHMANN, of 5712 East 25th Avenue, Spokane,
Washington, 99223, United States of America
(“Lehmann”)

AND:

ALLEN AMBROSE, of 401 West Charlton Avenue, Spokane,
Washington, 99208, United States of America

(“Ambrose”, and together with Lehmann, the “Shareholders”); WHEREAS:

A. Pursuant to an agreement dated for reference May 18, 2006 entered into among Wildcat, Ventana and the Shareholders (the “Acquisition Agreement”), Wildcat issued to the Shareholders an aggregate of 3,000,000 Class “A” special warrants (the “Special Warrants”), of which 2,250,000 Special Warrants have been issued to Lehmann and 750,000 Special Warrants have been issued to Ambrose.

B. Each of the Special Warrants is exercisable to acquire one common share in the capital of Wildcat (the “Wildcat Shares”) for no additional consideration, pursuant to the terms and conditions of the Acquisition Agreement and the certificates representing such Special Warrants. Subject to certain conditions, the Special Warrants will be included in a plan of arrangement (the “Plan of Arrangement”) by Wildcat to distribute all of the issued shares of Ventana to Wildcat’s shareholders on a one-for-one basis, and upon completion of the plan of arrangement, Ventana will issue to the Shareholders for no additional consideration an aggregate of 3,000,000 common shares in the capital of Ventana (the “Ventana Shares”) in exchange for the Special Warrants, which will be cancelled.

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C. Wildcat, Ventana and the Shareholders have agreed to restrict the Ventana Shares or the Wildcat Shares, as applicable (together, the “Pooled Shares”) from being disposed of by the Shareholders on the terms and conditions of this Agreement.

D. Unless otherwise defined in this Agreement, all defined terms used in this Agreement have the meaning assigned to them in the Acquisition Agreement.

THEREFORE, the parties agree:

1.	POOLING ARRANGEMENT

1.1

Each of the Shareholders agrees, effective as of the date of this Agreement (the “Effective Date”), not to transfer, assign, option, dispose of, pledge or encumber any interest in their respective Pooled Shares (the “Restrictions on Disposition”) other than pursuant to this Agreement.

1.2

Subject to subsection 1.3 of this Agreement, in the period from the Effective Date to the date which is 36 months following the Effective Date, the Pooled Shares will be released from the Restrictions on Disposition to the Shareholders in accordance with the release schedule set out in Schedule “A” to this Agreement.

1.3	Notwithstanding subsection 1.2 of this Agreement, the Pooled Shares will be released from the Restrictions on Disposition on the earlier of:

(a)

the day Wildcat or Ventana, as applicable, completes, or has completed, a technical report in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects, (“NI 43-101”) that identifies a measured, indicated or inferred mineral resource (as defined in NI 43-101) of at least 1,000,000 ounces of gold on the Property, as such term is defined in the Acquisition Agreement;

	(b)	if Ventana Shares have been issued to the Shareholders:

		(i)	the day an independent arm’s length third party completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of Ventana; or

(ii)

the day after any regulatory or public disclosure filings confirming the creation of a new control person or control block holding over 20% of the issued and outstanding shares of Ventana after the completion of the Plan of Arrangement;

	(c)	if Wildcat Shares have been issued to the Shareholders:

		(i)	the day an independent arm’s length third party completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of Wildcat; or

		(ii)	the day after any regulatory or public disclosure filings confirming the creation of a new control person or control block holding over 20% of the

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issued and outstanding shares of Wildcat after the completion of the Plan of Arrangement; or

(d)

concurrently with the completion of an acquisition by a third party of shares of Ventana or Wildcat including the Ventana Shares or Wildcat Shares, as applicable, held by the Shareholders, which acquisition is conditional upon the release of the Pooled Shares from the Restrictions on Disposition.

1.4

Upon their release from the Restrictions on Disposition pursuant to subsections 1.2 or 1.3 of this Agreement, the Pooled Shares will cease to be governed or affected by this Agreement, without any further action being required.

1.5	During the period in which the Pooled Shares are subject to the Restrictions on Disposition pursuant to this Agreement:

(a) each of the Shareholders may exercise all voting rights attached to the Pooled Shares held by that Shareholder; and

(b)

any or all of the Pooled Shares may be transferred to another person only if the transferee agrees with Wildcat or Ventana, as the case may be, to be bound by the terms of this Agreement and signifies such agreement by entering into a voluntary pooling agreement in respect of the shares that are to be transferred on the same terms as are contained in this Agreement.

1.6	Wildcat or Ventana, as the case may be, will conspicuously mark all certificates representing the Pooled Shares with the following legend:

“The shares represented by this certificate are subject to a voluntary pooling agreement among Wildcat Silver Corporation, Ventana Gold Corp. and, inter alia, the holder of these securities, dated for reference May 18, 2006 (the “Agreement”), and are subject to a hold period that expires on the earlier of <> [enter the applicable release date in respect of the applicable amount of Pooled Shares as set out in Schedule “A”] and the day calculated pursuant to subsection 1.3 of the Agreement.”

2.	AMENDMENT AND ASSIGNMENT

This Agreement may be amended only by a written agreement among the parties to this Agreement.

3.	FURTHER ASSURANCES

Wildcat, Ventana and the Shareholders will execute and deliver any further documents and perform any acts necessary to carry out the intent of this Agreement.

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4.	TIME

Time is of the essence of this Agreement.

5.	NOTICES

All notices, documents and other communications (“Notices”) required or permitted to be given to the parties to this Agreement will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a)	Wildcat:

Wildcat Silver Corporation
400 – 837 West Hastings Street
Vancouver, B.C.
V6C 3N6
Attention: President
Facsimile No.: (604) 687-1715

(b)	Ventana:

Ventana Gold Corp.
400 – 837 West Hastings Street
Vancouver, B.C.
V6C 3N6
Attention: President
Facsimile No.: (604) 687-1715

(c)	the Shareholders:

Jon Lehmann
5712 East 25th Avenue
Spokane, Washington
99223 United States of America
Facsimile No.: (509) 535-8452

Allen Ambrose
401 West Charlton Avenue
Spokane, Washington
99208 United States of America
Facsimile No.: (509) 921-7325

Notices must be delivered to the party to which notice is to be given to the address above or to such other address as a party may by Notice to the other parties advise. If Notice is delivered or transmitted by telecopier during the normal business hours of the recipient, it will be deemed to be received when delivered or sent by telecopier. If a Notice is delivered or transmitted by

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telecopier outside of normal business hours of the recipient, it will be deemed to be received at the commencement of normal business hours of the recipient on the next business day.

6.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which shall constitute one agreement.

7.	LANGUAGE

Wherever a singular expression is used in this Agreement, that expression is deemed to include the plural or the body corporate where required by the context.

8.	ENUREMENT

This Agreement enures to the benefit of and is binding on the parties and their successors and permitted assigns.

9.	APPLICABLE LAW

This Agreement is subject to and governed by the laws of British Columbia and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising under or in connection with this Agreement.

10.	CONFLICTING AGREEMENTS

Where a provision of this Agreement conflicts or is inconsistent with a provision of any other agreement to which either or all of Wildcat, Ventana and the Shareholders are party, other than the Acquisition Agreement, the terms of this Agreement will supersede any such conflicting provision.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

WILDCAT SILVER CORPORATION	VENTANA GOLD CORP.

“Donald B. Clark”	“Donald B. Clark”
Authorized Signatory	Authorized Signatory

“Jon Lehmann”	“Allen Ambrose”
JON LEHMANN	ALLEN AMBROSE

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Schedule “A” to the Voluntary Pooling Agreement

Release Schedule for 3,000,000 Pooled Shares

Timed Release

The Pooled Shares will be released on the later of: (i) the date of issuance of the Wildcat Shares or the Ventana Shares pursuant to the exercise of the Special Warrants or the completion of the Plan of Arrangement, as applicable; and (ii) the release dates set out below.

RELEASE DATES	Percentage of Total Pooled Shares to be Released	Total Number of Pooled Shares to be Released to Lehmann	Total Number of Pooled Shares to be Released to Ambrose
May 18, 2006	10% of Pooled Shares	225,000	75,000
November 18, 2006	15% of Pooled Shares	337,500	112,500
May 18, 2007	15% of Pooled Shares	337,500	112,500
November 18, 2007	15% of Pooled Shares	337,500	112,500
May 18, 2008	15% of Pooled Shares	337,500	112,500
November 18, 2008	15% of Pooled Shares	337,500	112,500
May 18, 2009	15% of Pooled Shares	337,500	112,500
TOTAL	100%	2,250,000	750,000